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                         Independent Auditors' Consent

The Shareholders and Board of
Directors of Smith Barney Money Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated February 13, 2004, on the statements of assets and liabilities, including the schedules of investments, of the Smith Barney Money Funds, Inc. (comprised of the Cash and Government Portfolios) (the "Funds") as of December 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

                                          KPMG LLP


New York, New York
April 26, 2004